SECURE NETWERKS, INC.
                          10757 SOUTH RIVER FRONT PKWY
                                    SUITE 125
                            SOUTH JORDAN, UTAH 84095
                                 (801) 816-2560
                               FAX: (801) 816-2599
                             WWW.SECURENETWERKS.COM

                               September 25, 2006

VIA FEDERAL EXPRESS

Song P. Brandon, Attorney
U.S. SECURITIES AND EXCHANGE COMMISSION
Division of Corporate Finance
450 Fifth Street, N.W., Mail Stop 0304
Washington, D.C. 20549
Telephone (202) 942-1946
Facsimile (202) 942-9516

          Re: Secure Netwerks, Inc. - Withdrawal of Form 10-SB12G Filed on September 15, 2006

Dear Ms. Brandon:

     As of the date of this letter, Secure Netwerks Form 10-SB12G filed on September 15, 2006 is hereby withdrawn.




                                                  Sincerely,


                                                  /s/ Chene Gardner
                                                  -----------------
                                                  Chene Gardner
                                                  Chief Executive Officer
                                                  SECURE NETWERKS, INC.